Kahler Realty Corporation

20 Second Avenue Southwest    P. O. Box 1028 Rochester, Minnesota 55903




             NOTICE OF ANNUAL SHAREHOLDERS' MEETING
                   TO BE HELD APRIL 25, 1996

To the Shareholders of
Kahler Realty Corporation

The Annual Meeting of the Shareholders of Kahler Realty Corporation will be held in the Centennial Room, Mezzanine Level, The Kahler Hotel, 20 SW Second Avenue, Rochester, Minnesota 55902 on Thursday, April 25, 1996, at 9:45 a.m. for the following purposes:

     1.   To elect two (2) directors;

     2. To vote on a proposal to designate KPMG Peat Marwick as auditors of the Company for the current fiscal year;

     3. To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 21,1996, as the record date for determination of shareholders entitled to notice of and to vote at the meeting.

The Company invites each shareholder to attend the meeting in person. Parking in the Kahler Ramp is free, as long as space is available, to all shareholders attending the meeting.

Regardless of the number of shares you hold, or whether or not you plan to attend in person, your kindness in promptly signing, dating, and returning the enclosed proxy in the envelope provided will be appreciated. The giving of such proxy does not affect your right to vote in person in the event you attend the meeting. Proxies may be revoked at any time.


                                       Michael J. Quinn
                                       Senior Vice President-Secretary
Dated: March 28,1996

                   KAHLER REALTY CORPORATION

20 Second Avenue Southwest    P. O. Box 1028 Rochester, Minnesota 55903




                        PROXY STATEMENT
     ANNUAL SHAREHOLDERS' MEETING TO BE HELD April 25, 1996

The accompanying proxy is solicited by the Board of Directors of Kahler Realty Corporation ("Kahler" or the "Company") in connection with the Annual Meeting of the Shareholders of the Company to be held April 25, 1996, and any adjournment of the meeting. The costs of solicitation, including the cost of preparing and mailing the Notice of Meeting and this Proxy Statement, will be paid by the Company. Solicitation will be primarily by mailing this Proxy Statement to all Shareholders entitled to vote at the meeting. Proxies may be solicited by officers of the Company personally, but without additional compensation. The Company will reimburse brokers, banks and others holding shares in their names for others for the cost of forwarding proxy material to and obtaining proxies from their principals. This Proxy Statement is being mailed to Shareholders on or about March 28, 1996.

Any shareholder executing a proxy retains the right to revoke it by notice in writing to the Secretary of the Company at any time prior to its use. A proxy may be revoked at any time prior to its exercise by giving written notice of revocation to the Secretary of the Company or by filing a new written appointment of a proxy with the Secretary of the Company. Unless so revoked, all properly executed proxies will be voted in accordance with the instructions indicated on such proxies. Shares voted as abstentions on any matter (or a "withhold vote for" as to directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters. All properly executed proxies received by the Board of Directors will be voted for the election of the director nominees listed below, and for the designation of auditors, unless otherwise specified. Shareholders are not entitled to cumulate votes for the election of directors.

Only shareholders of record at the close of business on March 21, 1996, may vote at the meeting or any adjournment. As of February 1, 1996, there were issued and outstanding 4,301,323 shares of Common Stock of the Company, the only class of securities of the Company entitled to vote at the meeting. Each shareholder of record is entitled to one vote for each share registered in his or her name on March 21, 1996.

BENEFICIAL OWNERSHIP OF SHARES

Directors and Executive Officers.   The following information is furnished
as of February 1, 1996, to indicate beneficial ownership of the Common Stock of Kahler by each director, nominee and certain executive officers, individually, and all directors and executive officers of Kahler as a group. Except as otherwise indicated, the persons listed have sole voting and investment power over such shares.

                                  Number of Shares
                                    Beneficially     Percent
Beneficial Owner                    Owned (1) (2) Outstanding Shares
Harold W. Milner                       493,657        11.5%
A. Blaine Huntsman                      34,468          *
John H. Herrell                         35,398          *
Michael R. Hinckley                     26,600          *
Donald L. Lucas                         40,215          *
Donald C. McIlrath, M. D.               26,000          *
Kevin L. Molloy                         22,078          *
Mark W. Sheffert                        31,678          *
Steven R. Stenhaug                      18,807          *
All directors and executive
officers as a group (17 persons)       825,183        18.7%

* Less than 1%

(1)  Includes shares held by wives or minor children.

(2) Includes the following shares which could be acquired within 60 days upon exercise of options: Mr. Milner, 1,250 shares; Mr. Huntsman, 4,000 shares; Mr. Herrell, 8,000 shares; Mr. Hinckley, -0- shares; Mr. Lucas, 8,000 shares; Dr. McIlrath, 12,000 shares; Mr. Molloy, 9,100 shares; Mr. Sheffert, 28,200 shares; Mr. Stenhaug, 11,625 shares and all directors and executive officers as a group, 108,750 shares.

The share ownership shown above for Mr. Herrell, who is an officer, director or employee of the Mayo Foundation or its affiliates, does not include shares owned by Mayo Foundation, although Mr. Herrell may be deemed to share voting power with respect to the shares owned by the Mayo Foundation.


Principal Shareholders. The following information indicates the identity of each person or group known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company. Except as otherwise indicated, the information is as of February 1, 1996, and the holders have sole voting and investment power over such shares.

                             Number of Shares      Percent of
                                 Beneficially     Outstanding
Beneficial Owner                   Owned             Shares
Mayo Foundation                      1,113,234        25.9%
  Rochester, Minnesota
Harold W. Milner                       493,657 (1)    11.5%

  (1) 492,407 of these shares are held by Milner Associates, a family partnership of which Mr. Milner is a general partner. As general partner, Mr. Milner has power both to vote and dispose of the 492,407 shares. In addition, includes 1,250 shares Mr. Milner may acquire upon exercise of options exercisable within 60 days.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Kahler's directors and executive officers and all persons who beneficially own more than ten percent of the outstanding shares of Kahler's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such Common Stock. Directors, officers and greater than ten percent beneficial owners are also required to furnish Kahler with copies of all Section 16(a) forms they
file.   To Kahler's knowledge, based upon a review of the copies of such reports furnished to Kahler and written representations during the fiscal year ended December 31,1995, all filing requirements were complied with except James D. Porrett, a vice president, who failed to timely file one Form 4, Statement of Changes of Beneficial Ownership of Securities to report one sales transaction in May, 1995 of 2,000 shares of the Company Stock.


ELECTION OF DIRECTORS

The Board of Directors is divided into three classes with each class being elected for a three-year term. The number of members to serve as directors during 1996 has been set at six. Directors are to be elected at the Annual Meeting. The Board of Directors has nominated Messrs. Harold W. Milner and Donald C. McIlrath, M.D. for three-year terms expiring in 1998. Mr. Milner and Dr. McIlrath were previously elected by the Shareholders.

Unless otherwise instructed, the persons named in the accompanying proxy will vote for the election of the above-described nominees. The Board of Directors is informed that the nominees are willing to serve as a director; however, if any of the nominees should decline or shall become unable to serve as a director for any reason, the proxy may be voted for such other person as the proxies shall, in their discretion, determine. Each share of Common Stock is entitled to one vote for each director position to be filled by the Shareholders at the Annual Meeting. Election of directors requires the affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting.

The following table sets forth information, as of February 1, 1996, including principal occupations during the last five years, as to the nominees for election and as to the other four directors of the Company whose terms of office will continue after the Annual Meeting:

Name, Position or Principal                                Director
Occupation, and Directorships                   Age          Since

Nominees for election as Director
for a term expiring in 1999:

  Harold W. Milner (e)                           61           1985
  President & CEO
  Other Directorship:
     Baron Asset Fund

  Donald C. McIlrath, M.D.(a)                    66           1987
  Surgeon, Mayo Clinic, Retired

Directors whose terms expire in 1998
  A. Blaine Huntsman (n)                        60            1994
  Private Investor
  Other Directorships:
     Geneva Steel Corporation
     Zions Cooperative Mercantile Institution

  Mark W. Sheffert (n)                          48            1991
  Managing Partner, Manchester Financial
    Oct. 1990 to Jan. 1994
  Managing Partner, Sheffert & Wein, Inc.
    Sept. 1982 to Oct. 1990
  Executive Vice President, First Bank System, Inc.
  Other Directorships:
    Telident, Inc.

Directors whose terms expire in 1997

  John H. Herrell, Chairman of the              55            1981
   Board of Company (a) (e) (n)
  Vice President and Chief Administrative
   Officer, Mayo Medical Center
  Other Directorship:
                                               Universal Health Services, Inc.

  Donald L. Lucas (a) (e)                        65           1984
  Venture Capitalist
  Other Directorships:
                                              Cadence Design Systems, Inc.
                                              Delphi Information Systems, Inc.
     ICOT Corporation
     Macromedia, Inc.
     Oracle Systems Corporation
     Quantum Health Resources, Inc.
     Racotek, Inc.
     Tri-Care, Inc.
     Tricord Systems, Inc.

 (a) Member of audit committee
 (e) Member of executive committee
 (n) Member of nominating and compensation committee

In June 1993, Kahler, its President and Chief Executive Officer and its Senior Vice President-Treasurer entered into an order and consent decree with the Securities and Exchange Commission concerning allegedly improper accounting and disclosure practices employed by Kahler during fiscal years 1988 through 1990. Under the terms of the decree, Kahler, the President and CEO, and the Senior Vice President-Treasurer, without admitting any wrong doing, have agreed to permanently cease and desist from causing any violation and any future violation of certain sections of the Exchange Act and the Rules thereunder governing the Company's disclosure and accounting practices.

MEETINGS OF THE BOARD AND CERTAIN COMMITTEES

During 1995, the Board of Directors held a total of four meetings. All of the directors attended 100% of the combined total number of Board meetings and meetings of Board Committees on which they served.

The Board of Directors of the Company has a standing audit committee, nominating and compensation committee and executive committee which have current memberships as indicated in the foregoing table. Except for the executive committee, these committees usually act in an advisory capacity to the Board on matters within their jurisdiction.

The audit committee acts in a liaison capacity between the Board of Directors and the independent auditors, making recommendations as to the election of the auditors and their compensation, reviewing with the auditors the scope of the annual audit, matters of internal control and procedure and the adequacy thereof, the audit results and reports, and other general matters relating to the Company's accounts, records, controls, and financial reporting. There were two meetings of the committee held during 1995.

The nominating and compensation committee reviews annually the membership of the Board, evaluates directors' performance and recommends to the Board candidates for membership. This committee will also consider nominee recommendations by shareholders. Such recommendations should be submitted to the chairman of the committee with appropriate biographical data.

This committee also recommends to the Board of Directors the salary of the executive officers, reviews and recommends any incentive compensation plans, and composition and levels of fringe benefits and retirement benefits programs. See "Executive Compensation - Compensation Committee Report on Executive Compensation". There was one meeting of this committee during 1995.


                     EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW

The Nominating and Compensation Committee of the Board of Directors (the "Committee") is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. Further, the Committee makes annual recommendations to the Board concerning the compensation to be paid to the Chief Executive Officer and the other executive officers of the Company.

In addition, the Committee administers all aspects of the Company's executive compensation program, including all of the Company's employee benefit plans. The Company currently maintains a variety of employee benefit plans in which its executive officers may participate including the 1994 Stock Option Plan, Employee Stock Purchase Plan, Employees' Retirement and Savings Plan and the KahlerShare 401(k) Plan. The Committee is composed entirely of independent outside directors of the Company.


EXECUTIVE COMPENSATION PROGRAM

The components of the Company's executive compensation program which are subject to the discretion of the Committee on an individual basis include
(a) base salaries, (b) performance-based bonuses, (c) stock options, and
(d) miscellaneous other fringe benefits. The mix of base salary, bonuses and other benefits reflects the Company's goals of (i) attracting and retaining highly qualified and motivated managers, (ii) recognizing and rewarding outstanding performance, and (iii) developing a strong and diverse management team.

In order to make its recommendation to the Board concerning executive compensation, the Committee annually reviews and evaluates the Company's corporate performance as compared with companies within its own industry. Based on this review, and in accordance with the Company's policy with respect to the base salaries of its executive officers, the Committee recommends to the Board salaries for each of its executive officers which the Committee believes are comparable to similar sized companies in the hotel industry and for the Company's headquarters location.

For executives, including the Chief Executive Officer and Messrs. Molloy and Hinckley, bonuses are normally awarded if the Company achieves or exceeds certain corporate performance objectives. However, the Committee reserves the option to recommend to the Board the payment of bonuses to executives even if planned corporate performance objectives have not been achieved, but there have been substantial increases over the previous year. The size of the fund available for bonuses to the executives other than the Chief Executive Officer and Messrs. Molloy and Hinckley is based on the degree to which such performance objectives are met. Once the size of the bonus fund has been determined, the Committee allocates the fund among these executives with each individual receiving that portion of the fund which equals the ratio between the base salary and the sum of the base salaries of all of the executives.

With respect to fiscal year 1995, the Committee established separate bonus programs for Messrs. Milner, Molloy and Hinckley in lieu of the Company's bonus program for the other executive officers. The corporate performance objectives used in determining the size of the bonus program for executive officers other than Messrs. Molloy and Hinckley were based upon the performance of the properties exceeding goals set by the Compensation Committee. The bonus program for Messrs. Molloy and Hinckley was based upon the performance of properties which they respectively oversee as compared to goals set by the Compensation Committee. The 1995 bonus pay for the executive officers (other than Messrs. Milner, Molloy and Hinckley) was $105,413. Each of these executive officers was awarded a bonus of approximately 17.6% of their annual base salary.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

Using the process described above, the base salary of the Chief Executive Officer is set by the Committee, subject to Board approval. The Committee also recommended that Mr. Milner be awarded a bonus for 1995 based on the Company's achievement of the Committee's targets for earnings per share and funds flow from operations. The size of Mr. Milner's bonus was $96,500, and will be paid in 1996.

  Mark W. Sheffert
  John H. Herrell
  A. Blaine Huntsman
Members of the Committee for 1995


EMPLOYMENT AGREEMENT

The Company has entered into an agreement with each of Messrs. Milner, Molloy, Hinckley and Stenhaug under which he will receive a lump sum payment equal to his highest one year base salary plus his highest bonus or 50% of his highest base salary; whichever is greater, during the past three years, if there is a greater than 30% change in ownership of the Company and his employment is either terminated or changed substantially.


SUMMARY COMPENSATION TABLE

The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the executive officers of the Company whose salary and bonus earned in 1995 exceeded $100,000.


                                                   Long-Term
                                    Annual        Compensation
Name and                         Compensation        Awards       All Other
Principal Position     Year    Salary     Bonus      Options   Compensation(1)

Harold W. Milner       1995   $281,357  $ 96,500      9,000        $2,058
Chief Executive        1994   $270,001  $ 56,875      4,000        $  465
Officer & President    1993   $256,473  $ 22,433      8,000        $3,311

Kevin L. Molloy        1995   $156,558  $138,600      4,600        $2,058
Senior Vice            1994   $146,501  $   -         4,000        $  465
President-Operations   1993   $137,390  $ 49,875      4,200        $1,929

Michael R. Hinckley    1995   $139,013  $ 28,575      4,600        $1,940
Senior Vice            1994   $129,164  $   -         3,800        $  465
President-Marketing    1993   $126,125  $101,025      3,800        $1,791

Steven R. Stenhaug     1995   $ 95,400  $ 16,754      4,500        $1,387
Senior Vice            1994   $ 90,000  $  4,600      4,000        $  298
President-Treasure     1993   $ 77,112  $  6,818      3,750        $1,089

(1) Amounts represent discretionary contributions by Kahler to each officer's account in Kahler's 401(k) plan.

STOCK OPTIONS

The following tables summarize stock option grants and exercises during 1995 to or by the Chief Executive Officer or one of the executive officers named in the Summary Compensation Table above, and the values of the options held by such persons at the end of 1995.

                  Stock Option Grants in 1995

                          Percentage                      Potential
                           of Total                       Realizable value
                            Options                       at Assumed Annual
              Number  of  Granted to                      Rates of Stock
              Securities  Employees  Exercise  Expi-      Price Appreciation
              Underlying  in Fiscal  or  Base  ration     for Option Term
Name          Granted(a)    1995       Price    Date         5%       10%

Mr. Milner        5,000     4.0%     $ 7.875     2/00     $10,875   $24,025
                  4,000     3.2%     $12.875    10/00     $14,220   $31,460
Mr. Molloy        4,600     3.7%     $12.875    10/00     $16,353   $36,179
Mr. Hinckley      4,600     3.7%     $12.875    10/00     $16,353   $36,179
Mr. Stenhaug      4,500     3.6%     $12.875    10/00     $15,998   $35,393

(a) Options are for a term of 5 years and employees may exercise 25% of the options granted at the end of the first year and an additional 25% each year thereafter.


    Stock Option Exercises in 1995 and Value at End of 1995

                                        Number  of
                                        Securities            Value of
                                        Underlying            Unexercised
                                        Unexercised           In-the-Money
                                        Options at            Options  at
                    Shares             End  of  1995          End  of  1995
                   Acquired   Value    (Exercisable/          (Exercisable/
Name             On ExerciseRealized(1)Unexercisable)       Unexercisable)(1)

Mr. Milner           20,000   $153,300   -0- /19,500     -0- /70,875
Mr. Molloy                -   $    -0-  9,100/11,200     62,200/23,700
Mr. Hinckley          7,850   $ 36,956   -0- /10,600     -0- /20,512
Mr. Stenhaug          2,000   $ 10,500 11,625/10,625     84,937/20,438

(1) Market Value of underlying securities at exercise or year-end, minus the exercise or base price


COMPENSATION OF DIRECTORS

The Company pays non-employee directors $12,000 per year, and an additional $750 for each Board meeting attended. Non-employee committee chairmen receive an additional $1,000 per year. The non-employee executive committee members receive an additional $3,000 per year. The non-employee Chairman of the Board receives additional compensation of $15,000 per year.

A non-employee director may elect to have up to 100% of the annual retainer fee and meeting fees paid in Common Stock of Kahler rather than cash. For valuation purposes, Kahler uses the fair market value of the stock as of the date of the annual meeting of stockholders or on such other regular date as may be established by the Board of Directors. During fiscal year 1995, an aggregate of 5,853 shares were issued to three directors who elected this alternative.

Kahler also awards each director options of 12,200 shares of Common Stock at the time of the director's initial election and grants each director an option for 4,000 shares of Common Stock on the date immediately following the last regularly scheduled Board meeting of each year. The exercise price of each option is the fair market value of the Common Stock as of the date of grant. Each option extends for ten years and is fully exercisable one year after the date of grant. Accordingly, each of the directors received an option for 4,000 shares with an exercise price of $12.875 on October 30, 1995.

Employee directors will receive no additional compensation for serving on the Company's Board of Directors, beyond that which they receive in their capacity as employees of the Company.


Comparison of Five Year Cumulative Total Return Among Kahler Realty Corporation, the NASDAQ Stock Market and NASDAQ Non-Financial Stocks

Year ended            1990     1991     1992      1993     1994       1995

Kahler Realty Corp  $100.00  $112.50  $ 71.88   $169.75  $224.88    $306.25
NASDAQ US           $100.00  $160.56  $186.87   $214.51  $209.69    $296.30
NASDAQ Non-Fin      $100.00  $160.98  $176.09   $203.32  $194.86    $267.92


DESIGNATION OF AUDITORS

The Board of Directors, upon recommendation of the audit committee of the Board, proposes that the firm of KPMG Peat Marwick LLP be retained as independent auditors for the Company for the 1996 fiscal year. Representatives of KPMG Peat Marwick LLP are scheduled to be present at the meeting, will have the opportunity to make a statement if they desire to do so, and will be able to respond to appropriate questions by any of the Shareholders.

Unless instructed to vote against or abstain, the proxies will vote FOR the retention of KPMG Peat Marwick LLP as auditors.


TRANSACTIONS WITH MANAGEMENT AND PRINCIPAL SHAREHOLDERS

In February 1989, the Company entered into a Cross Option Agreement with Mayo Foundation. The Company granted the Foundation a right of first refusal if the Company desires to sell (defined to exclude the granting of mortgages and other financing arrangements) any of the Company's Rochester hotels (which include The Kahler Hotel, the Kahler Plaza Hotel, the Clinic View Inn and the Holiday Inn Hotel) or to lease a substantial portion of the land or square footage of the hotels or to subcontract the management of any of the hotels for more than one year.

The Mayo Foundation granted the Company a right of first refusal if the Foundation seeks to sell all or any portion of the Common Shares of the Company owned (now or in the future) by the Foundation. Each right of first refusal requires the Company or the Foundation, as the case may be, to give written notice to the other of any desire to sell an asset subject to the Cross Option Agreement, and allows the other party 120 days in which to exercise the option and agree to match the terms of the offer to which the option applies. The options expire in 1999 and are subject to various other terms and conditions.

In January 1992, Mayo Foundation purchased a $2 million Subordinated Note of the Company. The Subordinated Note is due in April 1998 and carries an interest rate of prime plus 1%. In connection with the issuance of the Subordinated Note, the Company issued to Mayo Foundation a warrant for 150,000 shares of Common Stock at a price of $3.25 per share. The warrant was exercised in October 1994. The terms of this transaction were negotiated on behalf of the Company by a committee of the Board of Directors consisting of persons who were not affiliated with Mayo Foundation. The Company believes that the terms of this transaction are at least as favorable to it as the terms available from unaffiliated parties. During 1995, the Company paid $162,527 in interest on the Subordinated Note.

Mr. Herrell, director of the Company, was an officer of the Mayo Foundation during 1995 and Dr. McIlrath, director of the Company, was a retired employee of the Mayo Foundation during 1995.


SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Any proposal by a shareholder to be presented to the shareholders at the next Annual Meeting must be received by the Company at its principal executive office not later than December 1, 1996.


OTHER BUSINESS

As of this date, the Board of Directors is not aware that any matters are to be presented for action at this meeting other than those set forth herein. If any other matters are brought before the meeting, the proxies will vote all proxies on such matters in accordance with their judgment of the best interest of the Company.



                                           By order of the Board of Directors

                                              Michael J. Quinn
                                           Michael J. Quinn
                                           Senior Vice President-Secretary


Dated: March 28, 1996